As filed with the Securities and Exchange Commission on August 18, 2004

Registration No. 333-117624

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST ADVANTAGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	61-1437565
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701

(727) 214-3411

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Julie Waters, Esquire

Vice President and General Counsel

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701

(727) 214-3411

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of the proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate price	Amount of registration fee

Class A Common Stock, $0.001 par value (1)	115,536 shares (1)	$15.20 (2)	$1,756,147.20 (1)(2)	$222.50

(1)    The registrant is registering 115,536 shares of Class A common stock to be issued to the selling stockholders upon the conversion of 5% Convertible Notes held by the selling stockholders. The 5% Convertible Notes may be converted into shares of the registrant’s Class A common stock at the option of either the registrant or the selling stockholders on any date that is a trading day that (i) is not less than 10 trading days nor more than 15 trading days after the date of conversion notice; (ii) on or prior to May 31, 2006; and (iii) after the date on which the Securities and Exchange Commission declares the registration statement effective. The outstanding amount of the 5% Convertible Notes to be converted will be equal to the aggregate principal amount of $1,655,457.00 plus accrued interest at a rate of 5% per year. The formula for conversion is equal to the arithmetic mean, rounded to the fourth decimal place, of the last reported sales price of one share of Class A common stock as quoted on the Nasdaq National Market for the 10 consecutive trading dates ending on the third trading day prior to the conversion. The number of shares of Class A common stock covered under this Registration Statement is based on a conversion date of August 13, 2004. If the actual number of shares issued to selling stockholders exceeds 115,536, the registrant will file a pre-effective amendment to the Registration Statement to increase the number of shares registered in accordance with Rule 457(a).

(2)    Estimated solely to compute the amount of the registration fee under Rule 457(a) and (c) of the Securities Act of 1933, based on the average high and low price reported on the Nasdaq National Market on August 11, 2004.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED August 18, 2004

PROSPECTUS

First Advantage Corporation

115,536 SHARES OF CLASS A COMMON STOCK

($0.001 par value)

Selling stockholders of First Advantage Corporation identified in this prospectus or any prospectus supplement may from time to time offer and sell up to an aggregate of 115,536 shares of our Class A common stock. We issued the notes to the selling stockholders as partial consideration for our acquisition of Realeum, Inc. The notes may be converted into shares of our Class A common stock at our election or at the election of each selling stockholder on a date that is a trading day that is (i) not less than 10 trading days nor more than 15 trading days after the date of written notice requesting the conversion; (ii) on or prior to May 31, 2006; and (iii) after the date the Securities and Exchange Commission, which we refer to as the SEC, declares the registration statement relating to this prospectus effective. The actual number of shares of our Class A common stock that each selling stockholder will receive upon conversion of the notes will be equal to the principal and accrued interest under each note divided by the mean of the last reported sales price of one share of our Class A common stock as quoted on the Nasdaq National Market for 10 consecutive trading dates ending on the third trading day prior to the date of conversion.

The last reported sale price of our Class A common stock on the Nasdaq National Market on August 16, 2004 was $15.20 per share.

We do not know when or how the selling stockholders intend to sell their shares of our Class A common stock covered by this prospectus or what the price, terms or conditions of any sales will be. The selling stockholders may sell the shares at various times and in various types of transactions. See “Plan of Distribution” below. The prices at which the shares may be sold, and any commissions paid in connection with any sale, may vary from transaction to transaction. We understand that the SEC, may, under certain circumstances, consider persons reselling any shares of our Class A common stock and dealers or brokers handling a resale of shares of our Class A common stock to be “underwriters” within the meaning of the Securities Act of 1933.

We will bear all expenses other than selling discounts and commissions and fees and expenses of the selling stockholders incurred in connection with the registration of the shares of our Class A common stock being re-offered by the selling stockholders.

An investment in First Advantage Class A common stock involves a number of risks.

You should consider the risks specified in the “RISK FACTORS” section of this prospectus beginning on page 1 before making any investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE

SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES

OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY

REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August     , 2004.

The SEC allows us to disclose important information to you in this document by incorporating it by reference to other documents that we file with the SEC. We will furnish to you without charge, upon written or oral request, a copy of any or all of the documents we incorporate by reference into this prospectus, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents). Requests should be directed to:

First Advantage Corporation

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

(727) 214-3411

Attention: Ken Chin

To obtain timely delivery, you must request the information at least five business days before the date on which you must make a decision on whether to invest in our company.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in each prospectus supplement, if any. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

(i)

OUR COMPANY

First Advantage Corporation, which we refer to as First Advantage or company, is a growing, national provider of risk management solutions. First Advantage was formed in the June 5, 2003 merger with The First American Corporation’s screening technology division and US SEARCH.com Inc. On June 6, 2003, our Class A common stock commenced trading on Nasdaq under the symbol FADV.

Prior to June 5, 2003, our activities were limited to participation in the business combination transaction contemplated by the Agreement and Plan of Merger, or Merger Agreement, dated December 13, 2002 by and among The First American Corporation, which we refer to as First American, US SEARCH, First Advantage and Stockholm Seven Merger Corp.

On June 5, 2003, HireCheck, Inc., Employee Health Programs, Inc., SafeRent, Inc., Substance Abuse Management, Inc., American Driving Records, Inc. and First American Registry, Inc., each formerly a wholly-owned subsidiary of First American and collectively comprising the First American Screening Technology division, and US SEARCH, a public company whose common shares were, until June 5, 2003, traded on the Nasdaq National Market under the symbol “SRCH”, became our wholly-owned operating subsidiaries.

Pursuant to the Merger Agreement, on June 5, 2003, First American received First Advantage Class B common stock representing approximately 80% of the economic interest and 98% of the voting interest of us. The former shareholders of US SEARCH exchanged their outstanding shares of US SEARCH common stock for our Class A common stock representing, in the aggregate, approximately 20% of the economic interest and 2% of the voting interest in us. As of December 31, 2003, First American owned approximately 77% of the economic interest and 97% of the voting interest in us.

We operate in three primary business segments: enterprise screening, risk mitigation and consumer direct. The enterprise screening segment includes employment background screening, occupational health services and resident screening services. The risk mitigation segment includes motor vehicle records and investigative services. The consumer direct segment provides consumers with a single, comprehensive access point to a broad range of information to assist them in locating people and other public data searches. Our principal executive office is located at One Progress Plaza, Suite 2400, St. Petersburg, Florida 33701.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information contained elsewhere in this prospectus, each prospectus supplement and the information incorporated by reference into this prospectus and each prospectus supplement before deciding to purchase any of our Class A common shares. We face risks other than those listed here, including those that are unknown to us and others of which we may be aware but, at present, consider immaterial. Because of the following factors, as well as other variables affecting our operating results, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

We are controlled by First American and, as a result, other stockholders have little or no influence over stockholders’ decisions.

As a result of the June 5, 2003 mergers, First American owns 100% of our Class B common stock, which has ten votes per share compared to one vote per share of our Class A common stock. Consequently, First American has over 95% of the total voting power of First Advantage and, therefore, First American has the right to control the outcome of any matter submitted for the vote or consent of First Advantage’s stockholders, unless a separate class vote is required under Delaware law. First American has the voting power to control the election of our board of directors and is able to cause an amendment of our certificate of incorporation or bylaws. First American also may be able to cause changes in our business without seeking the approval of any other party. These changes may not be beneficial to us or in the best interest of our other stockholders. For example, First American has the power to prevent, delay or cause a change in control and could take other actions that might be favorable to First American, but not necessarily to other stockholders. Similarly, subject to restrictions contained in the standstill agreement entered into as part of the June 5, 2003 mergers, First American has the voting power to exercise a controlling influence over our business and affairs and has the ability to make decisions concerning such things as:

•	mergers or other business combinations;

•	purchases or sales of assets;

•	offerings of securities;

•	indebtedness that we may incur; and

•	payments of any dividends.

We cannot assure you that First American’s ownership of our common stock or its relationship with us will not have a material adverse effect on our overall business strategy or on the market price of our Class A common stock.

Moreover, under Nasdaq corporate governance rules, if a single stockholder holds more than 50% of the voting power of a company, that company is considered a “controlled company.” A controlled company is exempt from the Nasdaq rules requiring that a majority of the company’s board of directors be independent directors and that the compensation and nomination committees be comprised solely of independent directors. First American owns more than 50% of the voting power of First Advantage and we may take advantage of such exemptions afforded to controlled companies.

We have very little operating history as an independent company.

Before June 5, 2003, we had no operating history as a separate public company. Due to this lack of operating history as a separate public company, there can be no assurance that our business strategy will be successful on a long-term basis. Several members of our management team have never operated a stand-alone public company.

Pursuant to a standstill agreement entered into between First American and First Advantage, a majority of our “disinterested directors” must approve most future transactions between First American and First Advantage.

We may need additional capital in order to finance operations or pursue acquisitions. Accordingly, we may have to obtain our own financing for operations and perform most of our own administrative functions. There can be no assurance that we will be able to develop successfully the financial and managerial resources and structure necessary to operate as an independent public company, or that our available financing and anticipated cash flow from operations will be sufficient to meet all of our cash requirements.

We are dependent on information suppliers. If we are unable to manage successfully our relationships with a number of these suppliers, the quality and availability of our services may be harmed.

We obtain some of the data used in our services from third party suppliers and government entities. If a number of suppliers are no longer able or are unwilling to provide us with certain data, we may need to find alternative sources. If we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, we could experience service disruptions, increased costs and reduced quality of our services. Additionally, if one or more of our suppliers terminates our existing agreements, there is no assurance that we will obtain new agreements with third party suppliers on terms favorable to us, if at all. Loss of such access or the availability of data in the future due to increased governmental regulation or otherwise could have a material adverse effect on our business, financial condition or results of operations.

We may be subject to increased regulation regarding the use of personal information.

Certain data and services we provide are subject to regulation by various federal, state and local regulatory authorities. Compliance with existing federal, state and local laws and regulations has not had a material adverse effect on our results of operations or financial condition to date. Nonetheless, federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace and adverse publicity or potential litigation concerning the commercial use of such information may increasingly affect our operations and could result in substantial regulatory compliance expense, litigation expense and a loss of revenue.

We face significant security risks related to our electronic transmission of confidential information.

We rely on encryption and other technologies to provide system security to effect secure transmission of confidential or personal information. We may license these technologies from third parties. There is no assurance that our use of applications designed for data security, or that of third-party contractors will effectively counter evolving security risks. A security or privacy breach could:

•	expose us to liability;

•	increase our expenses relating to resolution of these breaches;

•	deter customers from using our services; and

•	deter suppliers from doing business with us.

Any inability to protect the security and privacy of our electronic transactions could have a material adverse effect on our business, financial condition or results of operations.

We could face liability based on the nature of our services and the content of the materials provided which may not be covered by insurance.

We may face potential liability from individuals, government agencies or businesses for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear or are used in our products or services. Insurance may not be available to cover claims of these types or may not be adequate to cover us for all risks to which we are exposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of our insurance coverage, could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to pursue our acquisition strategy.

We intend to grow through acquisitions. We may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue our acquisition strategy or complete acquisitions on satisfactory terms. A number of our competitors also have adopted the strategy of expanding and diversifying through acquisitions. We likely will experience competition in our effort to execute on our acquisition strategy, and we expect the level of competition to increase. As a result, we may be unable to continue to make acquisitions or may be forced to pay more for the companies we are able to acquire.

The integration of companies we acquire may be difficult and may result in a failure to realize some of the anticipated potential benefits of our acquisitions.

When companies are acquired, we may not be able to integrate or manage these businesses so as to produce returns that justify the investment. Any difficulty in successfully integrating or managing the operations of the businesses could have a material adverse effect on our business, financial condition, results of operations or liquidity, and could lead to a failure to realize any anticipated synergies. Our management also will be required to dedicate substantial time and effort to the integration of our acquisitions. These efforts could divert management’s focus and resources from other strategic opportunities and operational matters.

We may not be able to realize the entire book value of goodwill from acquisitions.

As of March 31, 2004 we had approximately $224 million of goodwill. We have implemented the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” which requires that existing goodwill not be amortized, but instead be assessed annually for impairment or sooner if circumstances indicate a possible impairment. We will monitor for impairment of goodwill on past and future acquisitions. In the event that the book value of goodwill is impaired, any such impairment would be charged to earnings in the period of impairment. There can be no assurances that future impairment of goodwill under SFAS 142 will not have a material adverse effect on our business, financial condition or results of operations. A third party performs the goodwill valuation.

We currently do not plan to pay dividends.

We intend to retain future earnings, if any, which may be generated from operations to help finance the growth and development of our business. As a result, we do not anticipate paying dividends to stockholders for the foreseeable future.

Our business depends on technology that may become obsolete.

We use the US SEARCH DARWIN™ technology and other information technology to better serve our clients and reduce costs. These technologies likely will change and may become obsolete as new technologies develop. Our future success will depend upon our ability to remain current with the rapid changes in the technologies used in our business, to learn quickly to use new technologies as they emerge and to develop new technology-based solutions as appropriate. If we are unable to do this, we could be at a competitive disadvantage. Our competitors may gain exclusive access to improved technology, which also could put us at a competitive disadvantage. If we cannot adapt to these changes, our business, financial condition or results of operations may be materially adversely affected.

First American could sell its controlling interest in us and therefore we could eventually be controlled by an unknown third party.

Subject to certain restrictions, First American could elect to sell all or a substantial or controlling portion of its equity interest in us to a third party without offering to our other stockholders the opportunity to participate in the transaction. If another party acquires First American’s interest in us, that third party may be able to control us in the same manner that First American is able to control us. A sale to a third party also may adversely affect the market price of our Class A common stock because the change in control may result in a change in management decisions, business policy and our attractiveness to future investors.

Our Class A common stock will have minimal liquidity due to its small public float.

Although as of May 5, 2004 there were approximately 21 million total shares of First Advantage common stock outstanding, approximately 77% are owned by First American and approximately 10% are held of record by Pequot Private Equity Fund II, L.P. Currently only approximately 13% of our issued and outstanding shares are freely transferable without restriction under the Securities Act. Accordingly, only a small number of shares of First Advantage actually trade – between December 31, 2003 and May 30, 2004 the average daily trading volume of our Class A common stock was approximately 17,000 shares per trading day. Consequently, our stockholders may have difficulty selling shares of our Class A common stock.

Significant stockholders may sell shares of our Class A common stock that may cause our share price to fall.

Subject to certain restrictions, First American may at any time convert each of its shares of our Class B common stock into a share of Class A common stock. First American or Pequot may transfer shares of our Class A common stock in a privately-negotiated transaction or to affiliates or shareholders. Any transfers, sales or distributions by First American or Pequot of a substantial amount of our Class A common stock in the marketplace, or to shareholders, or the market perception that these transfers, sales or distributions could occur, could materially and adversely affect the prevailing market prices for our Class A common stock.

Conflict of interest may arise because certain of our directors and officers are also directors and officers of First American.

Certain persons associated with the company have a continuing relationship with First American. Parker Kennedy, Chairman of the Board of First Advantage, also serves as President, Chief Executive Officer and Chairman of First American and as an executive officer and board member of certain of its affiliates. As such he may have great influence on our business decisions. Mr. Kennedy, currently associated with First American, was asked to serve as a director and officer of First Advantage because of his knowledge of, and experience with, our business and its operations. Mr. Kennedy owns stock, and options to acquire stock, of First American.

These affiliations with both First American and First Advantage could create, or appear to create, potential conflicts of interest when this director and executive officer is faced with decisions that could have different implications for First American and First Advantage.

We are a party to a stockholders agreement that may impact corporate governance.

First Advantage, First American and Pequot have entered into a stockholders agreement pursuant to which First American has agreed to vote as many of its shares in First Advantage as is necessary to ensure that our board of directors has no more than ten members and that a representative of Pequot who meets certain requirements is elected a director of First Advantage or, at Pequot’s request, a board observer of First Advantage. Pequot’s right to designate a board member or observer will continue until such time as Pequot and its affiliates’ collective ownership of First Advantage stock is less than 75% of the holdings Pequot received in the June 5, 2003 mergers. As a result of this arrangement and First American’s dominant ownership position in First Advantage, holders of First Advantage Class A common stock (other than Pequot) will have little or no ability to cause a director selected by such holders to be appointed to our board of directors and, consequently, little or no ability to influence the direction or management of First Advantage.

PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDENDS

Our Class A common stock is listed and traded on Nasdaq under the symbol FADV. The following table sets forth for the periods indicated the high and the low sales prices of our Class A common stock, as reported on Nasdaq and the cash dividends declared per share for the periods indicated.

		Sales Price Per Share		Dividends Per Share
		High	Low
2003
	Second Quarter	$40.00	$16.39	0

	Third Quarter	19.50	14.06	0
	Fourth Quarter	20.65	14.71	0
2004
	First Quarter	20.11	13.65	0
	Second Quarter	22.75	15.00	0

See the cover page of this prospectus for the last sales price of our Class A common stock reported on the Nasdaq National Market as of a recent date.

We intend to retain future earnings, if any, which may be generated from operations to help finance the growth and development of our business. As a result, we do not anticipate paying dividends to stockholders for the foreseeable future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of Class A common stock by the selling stockholders. All proceeds from the sale of the shares of Class A common stock will be received by the selling stockholders.

SELLING STOCKHOLDERS

The following table presents the name of each selling stockholder, the number of shares of Class A common stock that each selling stockholder owns prior to the offering, the number of shares that each selling stockholder may offer under this prospectus and the number of shares that each selling stockholder will own upon completion of the offering.

On April 29, 2004, we issued 5% convertible notes in an aggregate principal amount of $1,655,457.00 to the selling stockholders as partial consideration for our purchase of Realeum, Inc and for payment of closing costs. The entire principal balance of the notes, including accrued interest, may be converted at our option or at the option of each selling stockholder on a date that is a trading day (i) not less than 10 trading days nor more than 15 trading days after the date of written notice requesting the conversion; (ii) on or prior to May 31, 2006; and (iii) after the date the SEC declares the registration statement relating to this prospectus effective. The actual number of shares of our Class A common stock that each selling stockholder will receive upon conversion of the notes will be equal to the principal and accrued interest under each note divided by the mean of the last reported sales price of one share of our Class A common stock as quoted on the Nasdaq National Market for 10 consecutive trading dates ending on the third trading day prior to the date of conversion.

To our knowledge, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the selling stockholders named in the table have sole voting and sole investment power with respect to all securities beneficially owned and own less than 1% of our outstanding Class A common stock. The percentage of Class A common stock outstanding is calculated based on approximately 21 million total shares of First Advantage common stock outstanding as of May 5, 2004.

The information in this table assumes that selling stockholders do not beneficially own any shares of our common stock other than Class A common stock that they received on conversion of the notes. Information concerning additional selling stockholders not identified in this prospectus shall be set forth in post-effective amendments. Transferees, successors and donees of selling stockholders identified in this prospectus may be named in supplements to this prospectus.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned by the Selling Shareholder Prior to the Offering		Number of Shares of Common Stock Offered	Shares Beneficially Owned After Offering(1)
AvalonBay Communities, Inc.	5,606	(2)	5,606	0
C/S Venture Investors, L.P.	5,082	(3)	5,082	0
Carlyle Venture Partners, L.P.	24,324	(4)	24,324	0
Carlyle U.S. Venture Partners, L.P.	3,226	(5)	3,226	0
Carlyle Venture Coinvestment, L.L.C.	3,796	(6)	3,796	0
John Schneider	257	(7)	257	0
Christopher J. Meyers	385	(8)	385	0
WS Investment Company 2002A	769	(9)	769	0
Venrock Associates III, L.P.	29,063	(10)	29,063	0
Venrock Associates	6,540	(11)	6,540	0
Venrock Entrepreneurs Fund III, L.P.	424	(12)	424	0
Venrock Entrepreneurs Fund L.P.	304	(13)	304	0
Massey Burch Venture Fund II, L.P.	23,085	(14)	23,085	0
DB Equity, LLC	43	(15)	43	0
Bernard Kury	43	(16)	43	0
Post Apartments Homes, L.P.	1,847	(17)	1,847	0
Internet Realty Partners, L.P.	3,799	(18)	3,799	0
Wilson Sonsini Goodrich & Rosati, P.C.	6,943	(19)	6,943	0
(1)	Assuming that all of the shares of common stock owned by each selling shareholder are sold.
(2)	Consists of 5,606 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by AvalonBay Communities, Inc was convertible.
(3)	Consists of 5,082 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by C/S Venture Investors, L.P was convertible.
(4)	Consists of 24,324 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by Carlyle Venture Partners, L.P. was convertible.
(5)	Consists of 3,226 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by Carlyle U.S. Venture Partners, L.P. was convertible.
(6)	Consists of 3,796 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by Carlyle Venture Coinvestment, L.L.C. was convertible.
(7)	Consists of 257 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by John Schneider was convertible.
(8)	Consists of 385 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by Christopher J. Meyers was convertible.
(9)	Consists of 769 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by WS Investment Company 2002 A was convertible.
(10)	Consists of 29,063 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by Venrock Associates III, L.P. was convertible.
(11)	Consists of 6,540 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by Venrock Associates was convertible.

(12)	Consists of 424 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by Venrock Entrepreneurs Fund III, L.P. was convertible.
(13)	Consists of 304 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by Venrock Entrepreneurs Fund L.P. was convertible.
(14)	Consists of 23,085 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by Massey Burch Venture Fund II, L.P. was convertible.
(15)	Consists of 43 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by DB Equity, LLC was convertible.
(16)	Consists of 43 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by Bernard Kury was convertible.
(17)	Consists of 1,847 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by Post Apartments Homes, L.P. was convertible.
(18)	Consists of 3,799 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible notes held by Internet Realty Partners, L.P. was convertible.
(19)	Consists of 6,493 shares of Class A common stock into which the principal and interest accrued as of August 13, 2004 on the convertible note held by Wilson Sonsini Goodrich &Rosati, P.C. was convertible.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. You may read and copy any report, statement or document we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at (800) 732-0330 for more information on the operation of the Public Reference Room, and on the availability of other Public Reference Rooms. The SEC may charge a fee for making copies. Our filings with the SEC are also available to the public on the Internet through the SEC’s EDGAR database. You may access the EDGAR database at the SEC’s web site at www.sec.gov.

This prospectus provides only a summary description of our company and our Class A common stock. This prospectus and each prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information about First Advantage, investors should refer to the registration statement and its exhibits. A copy of the registration statement and its exhibits may be inspected, without charge, at a Public Reference Room or on the SEC’s web site.

You should analyze the information in this prospectus, each prospectus supplement and the additional information described under the heading “Documents Incorporated By Reference” below before you make a decision about investing in our Class A common shares.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain information in documents we file with them, which means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus, information filed subsequently that is incorporated by reference and information in any prospectus supplement. These documents contain important business and financial information about our company, including information concerning its financial performance, and we urge you to read them. We incorporate by reference into this prospectus all of the following documents:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2003;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2004.

We also incorporate into this prospectus all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act that we file between the date of this prospectus and the earlier of the following dates:

•	the date on which all of the shares offered by this prospectus are resold by the persons or entities who acquire them from us;

•	the date that is the second year anniversary of the effective date of this resale registration statement; and

•	the date on which the shares may be sold under Rule 144 promulgated under the Securities Act of 1933, as amended.

However, any documents or portions thereof or any exhibits thereto that we furnish to, but do not file with, the SEC shall not be incorporated or deemed to be incorporated by reference into this prospectus or any prospectus supplement.

SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our management’s estimates and assumptions and take into account only the information available at the time the forward-looking statements are made. Although we believe these estimates and assumptions are and will be reasonable, forward-looking statements involve risks, uncertainties and other factors that could cause our actual results to differ materially from those suggested in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of the company set forth in this prospectus, including:

•	relationships with data suppliers;

•	termination of supplier relationships;

•	product demand;

•	acquisition targets;

•	retention of future earnings;

•	consolidation of operations;

•	international markets;

•	litigation;

•	expenses; and

•	future cash flows from operations and anticipated operational cash requirements.

The words “anticipates,” “estimates,” “projects,” “forecasts,” “goals,” “believes,” “expects,” “intends,” and similar expressions are intended to identify such forward-looking statements. Forward looking statements are subject to numerous risks and uncertainties. The following are some important factors that could cause actual results to differ materially from those in forward-looking statements:

•	general volatility of the capital markets and the market price of our Class A common stock;

•	our ability to successfully raise capital;

•	our ability to identify and complete acquisitions and successfully integrate businesses we acquire;

•	changes in applicable government regulations;

•	the degree and nature of our competition;

•	increases in our expenses;

•	continued consolidation among our competitors and customers;

•	unanticipated technological changes and requirements;

•	our ability to identify suppliers of quality and cost-effective data; and

•	other factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2003.

Our actual results, performance, or achievement could differ materially from those expressed in, or implied by, forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of the company. The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock is 75,000,000 shares of Class A common stock, par value $0.001 per share, 25,000,000 shares of Class B common stock, par value $0.001 per share and 1,000,000 shares of Preferred Stock, par value $0.001. As of May 5, 2004 approximately 21 million total shares of our common stock were outstanding, of which approximately 77% are owned by First American and approximately 10% are held of record by Pequot Private Equity Fund II, L.P. All of the authorized shares of our Class B common stock are outstanding and are owned by First American. No shares of our preferred stock are issued and outstanding.

The following discussion describes certain provisions of our restated and amended certificate of incorporation, and our stockholders agreement.

Common Stock

Holders of our Class A common stock are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends. However, we intend to retain future earnings, if any that may be generated from operations to help finance the growth and development of our business. As a result, we do not anticipate paying dividends to stockholders for the foreseeable future.

Holders of our Class A common stock are entitled to one (1) vote for each share that they hold and holders of our Class B common stock are entitled to ten (10) votes in person or by proxy. Both classes are entitled to vote on all matters submitted to a vote of our stockholders and, except as otherwise required by law, are entitled to notice of any meeting of the stockholders and shall vote together as a single class. Our Class A common stock is listed on Nasdaq. Outstanding shares of our Class A common stock are validly issued, fully paid and non-assessable.

We entered into a stockholders agreement with Pequot Private Equity Fund II, L.P. and First American on December 13, 2002. In the stockholders agreement, First American agreed that it will not, directly or indirectly, transfer any shares of our capital stock to any party in a transaction or series of related transactions occurring within a three-year period commencing on the effective date of the mergers, June 5, 2003, if, immediately after such transfer, First American and its affiliates would not beneficially own at least 70% of the number of shares of our capital stock issued to First American and its affiliates at the closing of the June 5, 2003 mergers unless:

First American delivers a written notice to Pequot Private Equity Fund II, L.P. of such sale, identifying the third party, the number of shares proposed to be transferred, the purchase consideration for the shares, the proposed date of the closing of such sale and the other material terms and conditions of the proposed sale; and

At Pequot Private Equity Fund II, L.P.’s election, First American permits Pequot Private Equity Fund II, L.P. and its affiliates to participate in such sale by selling a number of shares held by Pequot Private Equity Fund II, L.P. equal to the product of (a) a fraction, the numerator of which is the number of shares proposed to be sold by First American and or its affiliates and the denominator of which is the total number of shares then held by First American and its affiliates and (b) the total number of shares then held by Pequot Private Equity Fund II, L.P. and its affiliates.

The purchase consideration paid for exercising Pequot’s tag-along right will be the purchase consideration offered to First American or its affiliates. If First American or any of its affiliates has sold any shares of First Advantage to the other party in the 12 months before delivering the notice to Pequot Private Equity Fund II, L.P. or such sale is part of a series of related transactions, Pequot Private Equity Fund II, L.P. may request to treat all such sales to which Pequot Private Equity Fund II, L.P. has not been granted a tag-along right as a single transaction, and the price per share to be paid will be the weighted average price paid for all such transactions.

Subject to restrictions contained in the standstill agreement entered into as part of the June 5, 2003 mergers, First American has the voting power to exercise a controlling influence over our business and affairs and has the ability to make decisions concerning such things as:

•	mergers or other business combinations;

•	purchases or sales of assets;

•	offerings of securities;

•	indebtedness that we may incur; and

•	payments of any dividends.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Wells Fargo Shareowner Services.

Certain Articles of Incorporation and By-law Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock. The foregoing provisions of Delaware law as well as the right of the board of directors to designate the features of, and issue shares of, preferred stock without a stockholder vote may tend to discourage attempts by third parties to acquire any substantial ownership position in the common stock and may adversely affect the price that such a potential purchaser would be willing to pay for the common stock.

In addition, under our articles of incorporation and by-laws we have:

•	advance notice requirements for shareholder proposals and nominations;

•	a requirement that special meetings of shareholders may be called by our Chairman, or board of directors;

•	limitations on the ability of shareholders to amend, alter or repeal our by-laws;

•	authority in the board of directors to issue, without shareholder approval, our preferred stock on the terms as our board of directors may determine; and

•	class A common stock holders are entitled to one (1) vote for each share that they hold and holders of our Class B common stock are entitled to ten (10) votes for each share that they hold.

PLAN OF DISTRIBUTION

We are registering up to 115,536 shares of our Class A common stock on behalf of the selling stockholders. We issued the notes to the selling stockholders as partial consideration for our acquisition of Realeum, Inc. The notes may be converted into shares of our Class A common stock at our election or at the election of each selling stockholder on a date that is a trading day (i) not less than 10 trading days nor more than 15 trading days after the date of written notice requesting the conversion; (ii) on or prior to May 31, 2006; and (iii) after the date the Securities and Exchange Commission declares the registration statement relating to this prospectus effective. The number of shares of our Class A common stock that each selling stockholder will receive upon conversion of the notes will be equal to the principal and accrued interest under each note divided by the mean of the last reported sales price of one share of our Class A common stock as quoted on the Nasdaq National Market for 10 consecutive trading dates ending on the third trading day prior to the date of conversion.

This prospectus covers the resale of the selling stockholders’ shares of Class A common stock. To our knowledge, the selling stockholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the sale of the securities covered by this prospectus.

Each selling stockholder may sell from time to time the securities. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Each selling stockholder may transfer these shares to other persons in private sales or by gift, pledge or other non-sale transactions. The term “selling stockholder” in this prospectus includes the persons who receive shares from other selling stockholders in this way and who may wish to sell such shares. Sales by selling stockholders may be made on Nasdaq or other securities exchanges on which our Class A common stock is traded, in the over-the-counter market or otherwise. The timing and amount of sales will likely depend on market conditions and other factors. The sale prices may be market prices prevailing at the time of sale, negotiated prices or fixed prices.

Selling stockholders may sell our Class A common stock in any combination of the following:

•	through the Nasdaq National Market or any national securities exchange on which our Class A common stock has been approved for listing in the future;

•	directly to purchasers in negotiated transactions;

•	by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchases;

•	in block trades in which the broker or dealer will attempt to sell securities as an agent but may position and resell a portion of the block as principal;

•	in a transaction in which a broker or dealer purchases as principal for resale for its own account; or

•	through underwriters and agents.

Resales by selling stockholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. Shares of our Class A common stock may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. The securities firm may resell the shares through other securities dealers, and commissions or concessions to those other dealers may be allowed. Such selling stockholders may indemnify any securities firm participating in such transactions against certain liabilities, including liabilities under the Securities Act and reimburse them for any expenses in connection with an offering or sale of securities.

The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by any broker-dealers and profit on any resale of such shares by them as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling stockholders may also offer shares of Class A common stock covered by this prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales that meet the requirements of Rule 144 or Rule 145(d) under the Securities Act. Selling stockholders should seek the advice of their own counsel about the legal requirements for such sales.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby have been passed upon for First Advantage by Julie Waters, General Counsel. for First Advantage. Ms. Waters holds options to purchase shares of Class A common stock of First Advantage.

EXPERTS

The consolidated financial statements of First Advantage Corporation and its Subsidiaries incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by PricewaterhouseCoopers LLP, an independent certified public accountants, as set forth in their report with respect thereto and are incorporated by reference into this prospectus and any accompanying prospectus supplement in reliance on PricewaterhouseCoopers LLP as experts in accounting and auditing. Subsequent audited consolidated financial statements of First Advantage Corporation and its subsidiaries and the reports thereon, will also be incorporated by reference in this prospectus and any accompanying prospectus supplement in reliance upon the firm providing such reports as experts in doing so to the extent such firm has audited those consolidated financial statements and consented to the use of their reports thereon in this prospectus and any accompanying prospectus supplement.

The audited consolidated financial statements of COREFACTS, LLC as of December 31, 2003 and 2002, incorporated into this prospectus by reference to our amended current report on Form 8-K/A filed July 2, 2004, have been included in reliance on the report of Argy, Wiltse & Robinson, P.C., a public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Realeum, Inc. as of December 31, 2003, incorporated into this prospectus by reference to our amended current report on Form 8-K/A filed July 2, 2004, have been included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Realeum Inc. for the year ended December 31, 2002, incorporated into this prospectus by reference to our amended current report on Form 8-K/A filed July 2, 2004, have been audited by Ernst & Young LLP, an independent registered public accounting firm as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Realeum’s ability to continue as a going concern as described in Note 1 to the financial statements), incorporated by reference elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in auditing and accounting.

The audited combined financial statements of CIC Enterprises Inc. and its affiliated companies as of December 31, 2003 and 2002, incorporated into this prospectus by reference to our amended current report on Form 8-K/A filed July 2, 2004, have been included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

115,536 SHARES OF CLASS A COMMON STOCK

Prospectus

We have not authorized anyone to give you any information that differs from the information in this prospectus. If you receive any different information, you should not rely on it.

The delivery of this prospectus shall not, under any circumstances, create an implication that First Advantage Corporation is operating under the same conditions that it was operating under on the date of this prospectus. Do not assume that the information contained in this prospectus is correct at any time past the date indicated.

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.

Dated August     , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution

Estimated expenses of the Registrant in connection with the distribution of the Registrant’s Class A common stock are as follows:

Securities and Exchange Commission registration fee	$222.50
Transfer agent and registrar fees	$2650.00
Accounting fees and expenses	$2000.00
Printing fees	$2000.00
Legal fees and expenses	$1000.00
Other fees	$0

Total Fees and Expenses	$7,872.50

Item 15. Indemnification Of Directors And Officers

The Delaware General Corporation Law (the “DGCL”) provides for the power to indemnify any directors, officers, employees and agents and to purchase and maintain insurance with respect to liability arising out of their capacity or status as directors, officers, employees and agents. The indemnification provisions are not exclusive of any other rights to which directors and officers may be entitled under a corporation’s certificate of incorporation or bylaws, any agreement, a vote of stockholders or otherwise.

Our restated and amended certificate of incorporation provides that its directors will not be personally liable to the company or its stockholders for damages for breach of any duty owed to the company or its stockholders except for liability:

•	for any breach of the director’s duty of loyalty to the company or its stockholders;
•	for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under section 174 of the DGCL regarding negligent or willful unlawful payment of dividends and stock redemption; or
•	for any transaction from which a director derived an improper personal benefit.

The bylaws of the company provide that:

•	subject to applicable law and certain qualifications, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the company or is or was serving at the request of the company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the company to the fullest extent permitted by the DGCL (but, in the case of any future amendment to the DGCL, only to the extent that such amendment permits the company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The right to indemnification described in this paragraph is a contract right and, to the extent not prohibited by applicable law, includes the right to be paid by the company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon delivery to the company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses; and

•	the company is permitted to secure insurance on behalf of any director, officer, employee or agent of the company or another business entity for any expense, liability or loss, regardless of whether the DGCL would permit indemnification.

Pursuant to the Merger Agreement we have agreed to indemnify and hold harmless the then present and former officers, directors, employees and agents of US SEARCH and its subsidiaries (each, an “Indemnified Party”) in respect to acts or omissions occurring on or prior to the effective time of the mergers contemplated thereby to the extent provided under US SEARCH’s and its subsidiaries’ certificates of incorporation (or equivalent organizational documents) and bylaws or any indemnification agreement with US SEARCH’s and its subsidiaries’ officers and directors to which US SEARCH and/or its subsidiaries is a party, in each case in effect on the date of the Merger Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The company also agreed under the Merger Agreement that for a period of six years after the effective time of the mergers, the company will use its reasonable best efforts to procure officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the effective time of the mergers covering each Indemnified Party previously covered by US SEARCH’s and/or its subsidiaries’ officers’ and directors’ liability insurance policy on terms substantially similar to those of such policy in effect on the date of the Merger Agreement (the “D&O Insurance”), provided that the company shall not be required to maintain the D&O Insurance with respect to a specific officer or director if the premium for obtaining the D&O Insurance exceeds 200% of the amount per annum US SEARCH paid in fiscal year 2002 (the “Premium Limit”). If the company is unable to obtain the D&O Insurance, it will obtain as much comparable insurance as possible for an annual premium equal to the Premium Limit. In the event the company would be required to spend in excess of the Premium Limit per year to obtain the D&O Insurance, the company will notify each Indemnified Party who would be covered thereby and permit any such Indemnified Party to pay the excess amount over the Premium Limit that may be necessary to maintain such D&O Insurance covering such Indemnified Party.

The company’s 2003 Incentive Compensation Plan (for purposes of this paragraph only, the “Plan”) provides that, “Each person who is or shall have been a member of the Committee or of the Board, shall be indemnified and held harmless by the company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the company’s certificate of incorporation or by-laws, as a matter of law, or otherwise, or any power that the company may have to indemnify them or hold them harmless.”

The company’s 401(k) Savings Plan (for purposes of this paragraph only, the “Plan”) provides that, subject to certain conditions, the company may, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the committee charged with administering the Plan, and any other employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys’ fees, and any liability, including any amounts paid in settlement with our approval, arising from the individual’s action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

Present and future directors and officers of the company are covered by a policy of liability insurance obtained by the company’s parent company, The First American Corporation, which insures against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 16. Exhibits

The following exhibits are filed herewith or incorporated by reference herein as part of this Registration Statement:

Number	Description
4.1	First Amended and Restated Certificate of Incorporation of First Advantage Corporation, as amended and restated as of June 5, 2003
4.2	By-Laws of First Advantage Corporation
4.3	Stockholders Agreement, dated as of December 13, 2002, by and among First Advantage Corporation, The First American Corporation and Pequot Private Equity Fund II, L.P.
5.1	Opinion of Julie Waters, Esq., as to the legality of the Class A common stock
23.1	Consent of Julie Waters, Esq. (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP in connection with First Advantage Corporation
23.3	Consent of Argy, Wiltse & Robinson, P.C. in connection with COREFACTS, LLC
23.4	Consent of Ernst & Young LLP in connection with Realeum, Inc.
23.5	Consent of PricewaterhouseCoopers LLP in connection with CIC Enterprises, Inc. and its affiliated companies (included in Exhibit 23.2).
23.6	Consent of PricewaterhouseCoopers LLP in connection with Realeum Inc. (included in Exhibit 23.2).
24.1	Power of Attorney

Item 17. Undertakings

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provision or arrangement whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, as amended, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:

Date: August 18, 2004	By:	/s/ John Long
John Long Chief Executive Officer (Principal Executive Officer)

Date: August 18, 2004	By:	/s/ John Lamson
John Lamson Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:

Date: August 18, 2004	By:	*
Parker Kennedy, Chairman and Director

Date: August 18, 2004	By:	/s/ John Long
Director

Date: August 18, 2004	By:	*
J. David Chatham, Director

Date: August 18, 2004	By:	*
Barry Connelly, Director

Date: August 18, 2004	By:	*
Lawrence Lenihan, Jr., Director

Date: August 18, 2004	By:	*
Donald Nickelson, Director

Date: August 18, 2004	By:	*
Donald Robert, Director

Date: August 18, 2004	By:	*
Adelaide Sink, Director

Date: August 18, 2004	By:	*
David Walker, Director

*By:	/s/ Julie Waters
Julie Waters Attorney-in-Fact

EXHIBIT INDEX

Number	Description	Method of Filing

4.1	First Amended and Restated Certificate of Incorporation of First Advantage Corporation, as amended and restated as of June 5, 2003	Previously filed as Exhibit 3.1 to Registration Statement on S-4 (File No. 333-102565), 2003, and incorporated herein by reference.

4.2	By-Laws of First Advantage Corporation	Previously filed as Exhibit 3.2 to Registration Statement on S-4 (File No. 333-102565), 2003, and incorporated herein by reference.

4.3	Stockholders Agreement, dated as of December 13, 2002, by and among First Advantage Corporation, The First American Corporation and Pequot Private Equity Fund II, L.P.	Previously filed as Exhibit 10.1 to Registration Statement on S-4 (File No. 333-102565), 2003, and incorporated herein by reference.

5.1	Opinion of Julie Waters, Esq., as to the legality of the Class A common stock	Filed herewith.

23.1	Consent of Julie Waters Esq. (included in Exhibit 5.1)	Filed herewith in Exhibit 5.1.

23.2	Consent of PricewaterhouseCoopers LLP in connection with First Advantage Corporation	Previously filed.

23.3	Consent of Argy, Wiltse & Robinson, P.C. in connection with COREFACTS, LLC	Previously filed.

23.4	Consent of Ernst & Young LLP in connection with Realeum, Inc.	Previously filed.

23.5	Consent of PricewaterhouseCoopers LLP in connection with CIC Enterprises, Inc. and its affiliated companies	Previously filed.

23.6	Consent of PricewaterhouseCoopers LLP in connection with Realeum Inc.	Previously filed.

24.1	Power of Attorney	Previously filed.